PROSPECTUS
                                  $250,000,000

                             AMKOR TECHNOLOGY, INC.

          5.75% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (THE "NOTES")
           AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    We issued the Notes in a private placement in May 2001. This prospectus will be used by holders of Notes, to whom we also refer as the selling security holders, to resell their Notes and the common stock issuable upon conversion of their Notes.

    The Notes are convertible prior to maturity into our common stock at an initial conversion price of $35.00 per share, subject to adjustment in certain events. We will pay interest on the Notes on June 1 and December 1 of each year, beginning on December 1, 2001. The Notes will mature on June 1, 2006, unless earlier converted or redeemed.

    We may redeem all or a portion of the Notes after June 4, 2004 under the circumstances and at the prices described in this prospectus. In addition, the holders may require us to repurchase the Notes upon a change of control or the occurrence of other designated events prior to June 1, 2006.

    The reported last sales price of our common stock on the Nasdaq National Market on August 27, 2001 was $16.57 per share. Our common stock is traded on the Nasdaq National Market under the symbol "AMKR."

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated August 27, 2001

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN ANY PROSPECTUS SUPPLEMENT OR THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
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                               TABLE OF CONTENTS

                                                   PAGE
                                                   ----
Where You Can Find More Information..............    ii
Forward-Looking Statements.......................    ii
Summary..........................................     1
The Offering.....................................     2
Risk Factors.....................................     4
Use of Proceeds..................................    13
Ratio of Earnings to Fixed Charges...............    13

                                                   PAGE
                                                   ----
Description of Notes.............................    14
Description of Capital Stock.....................    32
Certain Federal Income Tax Considerations........    35
Selling Security Holders.........................    41
Plan of Distribution.............................    44
Legal Matters....................................    45
Experts..........................................    46

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                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

        1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, the amendment thereto filed with the SEC on April 30, 2001 and the amendment thereto filed with the SEC on May 16, 2001;

        2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001;

        3. Our Current Report on Form 8-K filed with the SEC on July 26, 2001, our Current Report on Form 8-K filed with the SEC on May 11, 2001, our Current Report on Form 8-K filed on May 3, 2001, our Current Report on Form 8-K filed on April 2, 2001, our Current Report on Form 8-K filed on February 16, 2001, our Current Report on Form 8-K filed on February 8, 2001 and our Current Report on Form 8-K filed on February 2, 2001; and

        4. Our Definitive Proxy Statement on Schedule 14A filed on May 18, 2001.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Summary" and "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
       Investor Relations Department
       Attn: Jeff Luth
       Amkor Technology, Inc.
       1345 Enterprise Drive
       West Chester, PA 19380
       Tel: (610) 431-9600

                                    SUMMARY

    The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this prospectus in its entirety for specific terms of the Notes.

AMKOR TECHNOLOGY, INC.

    Amkor is the world's largest independent provider of semiconductor packaging and test services. We believe that we are also one of the leading developers of advanced semiconductor packaging and test technology. We offer one of the industry's broadest integrated sets of packaging and test services, which are the final procedures necessary to prepare semiconductor devices for further use. Our customers outsource the packaging and testing of semiconductor chips to us in order to benefit from our expertise in the development and implementation of our technology and our advanced manufacturing capabilities. We also market the wafer fabrication services provided by a foundry owned by Anam Semiconductor, Inc. ("ASI"). Our customers include, among others, Agere Systems, Inc., Altera Corporation, Infineon Technologies AG, Intel Corporation, LSI Logic Corporation, Motorola, Inc., Philips Electronics N.V., ST Microelectronics PTE, Texas Instruments, Inc. and Toshiba Corporation.

    We generate revenues primarily from the sale of semiconductor packaging and test services. In addition, we generate revenue by marketing the wafer fabrication services performed by the foundry owned by ASI. Historically, we performed packaging and test services at our factories in the Philippines and subcontracted for additional services with ASI, which operated four packaging and test facilities in Korea. In May 1999, we acquired K4, one of ASI's packaging and test facilities, for $582.0 million. In May 2000, we acquired ASI's remaining three packaging and test facilities, K1, K2 and K3, for a purchase price of $950.0 million. In connection with our purchase of K1, K2 and K3, we made an additional equity investment in ASI of $459.0 million, and as a result we now own 42% of ASI. With the completion of our acquisition of K1, K2 and K3, we no longer depend upon ASI for packaging or test services, although we continue to market ASI's wafer fabrication services.

    We were incorporated in Delaware in 1997. Our principal offices are located at 1345 Enterprise Drive, West Chester, PA 19380. Information contained in our website does not constitute part of this prospectus. Our telephone number is
(610) 431-9600 and our website can be accessed at www.amkor.com.

THE OFFERING

Issuer........................   Amkor Technology, Inc.

Securities Offered............   $250 million aggregate principal amount of the
                                 Notes.

Offering Price................   100% of the principal amount of the Notes, plus
                                 accrued interest from May 25, 2001.

Maturity......................   The Notes will mature on June 1, 2006 unless
                                 earlier redeemed or converted.

Payment of Interest...........   Interest on the Notes at the rate of 5.75% per
                                 annum is payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2001.

Conversion Rights.............   The Notes are convertible into our common stock
                                 at the option of the holder at any time on or before the close of business on the last trading day prior to maturity, unless previously redeemed, at a conversion price of $35.00 per share, subject to adjustment in certain events. See "Description of
                                 Notes -- Conversion."

Redemption at the Option of
the Company...................   On or after June 4, 2004, we may, upon at least
                                 15 days notice, redeem the Notes at the
                                 redemption prices set forth herein, together with accrued and unpaid interest and liquidated damages, if any, thereon. See "Description of Notes -- Optional Redemption."

Repurchase at the Option of
the Holder....................   The Notes are required to be repurchased at
                                 101% of their principal amount together with accrued and unpaid interest and liquidated damages, if any, thereon, at the option of the holder, upon the occurrence of a designated event (a change of control or a termination of trading (each as defined)). See "Description of Notes -- Repurchase at Option of Holders Upon a
                                 Designated Event."

Subordination.................   The Notes are unsecured obligations of Amkor
                                 and are subordinated in right of payment to all of our existing and future senior debt and effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. As of June 30, 2001, we had approximately $1.599 billion of outstanding indebtedness that would have constituted debt senior to the Notes. As of such date, the indebtedness and other liabilities of our subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that effectively was senior to the Notes were approximately $257 million. The Notes rank equal in right of payment to our outstanding
                                 5.00% Convertible Subordinated Notes due 2007.
                                 See "Description of Notes -- Subordination."

Registration Rights...........   We filed a shelf registration statement under
                                 the Securities Act relating to resales of the
                                 Notes and the common stock issuable upon
                                 conversion thereof. We have agreed to use
                                 reasonable efforts to keep
 2
                                 effective such registration statement, of which this prospectus forms a part. See "Description of Notes -- Registration Rights."

Risk Factors..................   See "Risk Factors" and other information in
                                 this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Notes or the Common Stock issued upon conversion of the Notes.

                                  RISK FACTORS

    You should carefully consider the risks described below and the other information contained or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that are presently unknown to us or that we currently deem immaterial may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment. You should also carefully consider the risks described in "Risk Factors that May Affect Future Operating Performance" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and other documents incorporated by reference in this prospectus.

    This prospectus contains forward-looking statements made as of the date of this prospectus regarding our expected performance that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

DEPENDENCE ON THE HIGHLY CYCLICAL SEMICONDUCTOR AND ELECTRONIC PRODUCTS INDUSTRIES -- WE OPERATE IN VOLATILE INDUSTRIES, AND INDUSTRY DOWNTURNS HARM OUR PERFORMANCE.

    Our business is tied to market conditions in the semiconductor industry, which is highly cyclical. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for independent packaging, test and wafer fabrication services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as the personal computer and telecommunication devices industries, could have a material adverse effect on our business.

CONDITIONS IN THE SEMICONDUCTOR INDUSTRY HAVE WEAKENED SIGNIFICANTLY AND COULD REMAIN WEAK OR WORSEN -- WE HAVE BEEN, AND MAY CONTINUE TO BE, AFFECTED BY THESE TRENDS.

    The semiconductor industry has weakened significantly recently and conditions are expected to remain weak during 2001. The significant uncertainty throughout the industry related to market demand is hindering the visibility throughout the supply chain and that lack of visibility makes it difficult to forecast the end of the weakness in the semiconductor industry. There can be no assurance that overall industry conditions will not weaken further or last longer than we currently expect, or what impact such a further or prolonged weakening would have on our business.

FLUCTUATIONS IN OPERATING RESULTS -- OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY AS A RESULT OF FACTORS THAT WE CANNOT CONTROL.

    Our operating results have varied significantly from period to period. Many factors could materially and adversely affect our revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results. These factors include, among others:

    - the cyclical nature of both the semiconductor industry and the markets addressed by end-users of semiconductors,

    - the short-term nature of our customers' commitments, timing and volume of orders relative to our production capacity,

    - changes in our capacity utilization,

    - evolutions in the life cycles of our customers' products,

    - rescheduling and cancellation of large orders,

    - erosion of packaging selling prices,

    - fluctuations in wafer fabrication service charges paid to ASI,

    - changes in costs, availability and delivery times of raw materials and components and changes in costs and availability of labor,

    - fluctuations in manufacturing yields,

    - changes in product mix,

    - timing of expenditures in anticipation of future orders,

    - availability and cost of financing for expansion,

    - ability to develop and implement new technologies on a timely basis,

    - competitive factors,

    - changes in effective tax rates,

    - loss of key personnel or the shortage of available skilled workers,

    - international political or economic events,

    - currency and interest rate fluctuations,

    - environmental events, and

    - intellectual property transactions and disputes.

DECLINING AVERAGE SELLING PRICES -- THE SEMICONDUCTOR INDUSTRY PLACES DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

    Historically, prices for our packaging and test services and wafer fabrication services have declined over time. We expect that average selling prices for our packaging and test services will continue to decline in the future. If we cannot reduce the cost of our packaging and test services and wafer fabrication services to offset a decline in average selling prices, our future operating results could suffer.

RELATIONSHIP WITH ASI -- OUR BUSINESS PERFORMANCE CAN BE ADVERSELY AFFECTED BY ASI'S FINANCIAL PERFORMANCE OR A DISRUPTION IN THE WAFER FABRICATION SERVICES ASI PROVIDES TO US.

    We report ASI's financial results in our financial statements, and if ASI encounters financial difficulties, our financial performance could suffer. As of June 30, 2001 we owned approximately 42% of ASI's outstanding voting stock. Accordingly, we report ASI's financial results in our financial statements through the equity method of accounting. If ASI's results of operations are adversely affected for any reason, our results of operations will suffer as well. Financial or other problems affecting ASI could also lead to a complete loss of our investment in ASI. Our wafer fabrication business may suffer if ASI reduces its operations or if our relationship with ASI is disrupted.

    Our wafer fabrication business depends on ASI providing wafer fabrication services on a timely basis. If ASI were to significantly reduce or curtail its operations for any reason, or if our relationship with ASI were to be disrupted for any reason, our wafer fabrication business would be harmed. We may not be able to identify and qualify alternate suppliers of wafer fabrication services quickly, if at all. In addition, we currently have no other qualified third party suppliers of wafer fabrication services and do not have any plans to qualify additional third party suppliers.

    The weakness in the semiconductor industry is also adversely affecting the demand for the wafer output from ASI's foundry. Beginning in the fourth quarter and continuing into 2001, demand for wafers deteriorated significantly. We expect, as a result of the weaker demand for the wafer output from ASI's foundry, our wafer fabrication services results and ASI's operating results will continue to be adversely impacted in 2001.

ABSENCE OF BACKLOG -- WE MAY NOT BE ABLE TO ADJUST COSTS QUICKLY IF OUR CUSTOMERS' DEMAND FALLS SUDDENLY.

    Our packaging and test business does not typically operate with any material backlog. We expect that in the future our packaging and test net revenues in any quarter will continue to be substantially dependent upon our customers' demand in that quarter. None of our customers has committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period. In addition, our customers could reduce, cancel or delay their purchases of packaging and test services. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for any revenue shortfall.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- WE DEPEND ON OUR FACTORIES IN THE PHILIPPINES, KOREA AND JAPAN. MANY OF OUR CUSTOMERS' OPERATIONS ARE ALSO LOCATED OUTSIDE OF THE U.S.

    We provide packaging and test services through our factories located in the Philippines, Korea and Japan. We also source wafer fabrication services from ASI's wafer fabrication facility in Korea. In addition, we are beginning operations in China. Moreover, many of our customers' operations are located outside the U.S. The following are some of the risks inherent in doing business internationally:

    - regulatory limitations imposed by foreign governments;

    - fluctuations in currency exchange rates;

    - political risks;

    - disruptions or delays in shipments caused by customs brokers or government agencies;

    - unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

    - difficulties in staffing and managing foreign operations; and

    - potentially adverse tax consequences resulting from changes in tax laws.

MANAGEMENT OF GROWTH -- WE FACE CHALLENGES AS WE INTEGRATE NEW AND DIVERSE OPERATIONS AND TRY TO ATTRACT QUALIFIED EMPLOYEES TO SUPPORT OUR EXPANSION PLANS.

    We have experienced, and may continue to experience, growth in the scope and complexity of our operations and in the number of our employees. This growth has strained our managerial, financial, manufacturing and other resources. Future acquisitions may result in inefficiencies as we integrate new operations and manage geographically diverse operations.

    In order to manage our growth, we must continue to implement additional operating and financial systems and controls. For example, we currently are in the process of implementing a new management enterprise resource planning system. If we fail to successfully implement such systems and controls in a timely and cost-effective manner as we grow, our business and financial performance could be materially adversely affected.

    Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom would be difficult to replace. In addition, in connection with our expansion plans, we will be required to increase the number of qualified engineers and other employees at our existing factories, as well as factories we may acquire. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. We cannot assure you that we will continue to be successful in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

RISKS ASSOCIATED WITH OUR WAFER FABRICATION BUSINESS -- OUR WAFER FABRICATION BUSINESS IS SUBSTANTIALLY DEPENDENT ON TEXAS INSTRUMENTS.

    Our wafer fabrication business depends significantly upon Texas Instruments. An agreement with ASI and Texas Instruments requires Texas Instruments to purchase from us at least 40% of the capacity of ASI's wafer fabrication facility, and under certain circumstances, Texas Instruments has the right to purchase from us up to 70% of this capacity. From time to time, Texas Instruments has failed to meet its minimum purchase obligations, and we cannot assure you that Texas Instruments will meet its purchase obligations in the future. If Texas Instruments fails to meet its purchase obligations, our company's and ASI's businesses could be harmed. The capacity utilization of ASI's wafer foundry has decreased significantly in 2001 as a result of the weakness in the semiconductor industry. Texas Instruments as of the date of this filing was not meeting the minimum purchase commitment and we along with ASI negotiated a resolution of the shortfall with Texas Instruments to partially offset the decrease in demand.

    Texas Instruments has transferred certain of its complementary metal oxide silicon ("CMOS") process technology to ASI, and ASI is dependent upon Texas Instruments' assistance for developing other state-of-the-art wafer manufacturing processes. In addition, ASI's technology agreements with Texas Instruments only cover 0.25 micron and 0.18 micron CMOS process technology. Texas Instruments has not granted ASI a license under Texas Instruments' patents to manufacture semiconductor wafers for third parties. Moreover, Texas Instruments has no obligation to transfer any next-generation technology to ASI. Our company's and ASI's businesses could be harmed if ASI cannot obtain new technology on commercially reasonable terms or ASI's relationship with Texas Instruments is disrupted for any reason.

DEPENDENCE ON MATERIALS AND EQUIPMENT SUPPLIERS -- OUR BUSINESS MAY SUFFER IF THE COST OR SUPPLY OF MATERIALS OR EQUIPMENT CHANGES ADVERSELY.

    We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes and laminate substrates, from a limited group of suppliers. Furthermore, we purchase all of our materials on a purchase order basis and have no long-term contracts with any of our suppliers. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: (1) in a timely manner, (2) in sufficient quantities, (3) in acceptable quality and (4) at competitive prices.

RAPID TECHNOLOGICAL CHANGE -- OUR BUSINESS WILL SUFFER IF WE CANNOT KEEP UP WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY.

    The complexity and breadth of both semiconductor packaging and test services and wafer fabrication are rapidly changing. As a result, we expect that we will need to offer more advanced package designs and new wafer fabrication technology in order to respond to competitive industry conditions and customer requirements. Our success depends upon the ability of our company and ASI to develop and implement new manufacturing processes and package design technologies. The need to develop and maintain advanced packaging and wafer fabrication capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types or advanced wafer designs that could adversely affect our ability to meet customer orders.

    Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design and wafer fabrication technology or obtain access to advanced package designs and wafer fabrication technology developed by others, our business could suffer.

COMPETITION -- WE COMPETE AGAINST LARGE AND ESTABLISHED COMPETITORS IN BOTH THE PACKAGING AND TEST BUSINESS AND THE WAFER FABRICATION BUSINESS.

    The independent semiconductor packaging and test market is very competitive. This sector is comprised of 13 principal companies. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are current or potential customers of our company. On a larger scale, we also compete with the internal semiconductor packaging and test capabilities of many of our customers.

    The independent wafer fabrication business is also highly competitive. Our wafer fabrication services compete primarily with independent semiconductor wafer foundries, including those of Chartered Semiconductor Manufacturing, Inc., Taiwan Semiconductor Manufacturing Company, Ltd. and United Microelectronics Corporation. Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been operating for some time. Many of these companies have also established relationships with many large semiconductor companies that are current or potential customers of our company. If we cannot compete successfully in the future against existing or potential competitors, our operating results would suffer.

ENVIRONMENTAL REGULATIONS -- FUTURE ENVIRONMENTAL REGULATIONS COULD PLACE ADDITIONAL BURDENS ON OUR MANUFACTURING OPERATIONS.

    The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the United States, as well as environmental regulations internationally, impose various controls on the storage, handling, discharge and disposal of chemicals used in our manufacturing processes and on the factories we occupy.

    Increasingly, public attention has focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. In the future, applicable land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability or (4) cause us to curtail our operations.

PROTECTION OF INTELLECTUAL PROPERTY -- WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION.

    As of July 31, 2001, we held 103 U.S. patents, we had 234 pending patents and we were preparing an additional 37 patent applications for filing. In addition to the U.S. patents, we held 516 patents in foreign jurisdictions. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications. In addition, any patents we obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

    We may need to enforce our patents or other intellectual property rights or to defend our company against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. If we fail to obtain necessary licenses or if we face litigation relating to patent infringement or other intellectual property matters, our business could suffer.

    Although we are not currently a party to any material litigation, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes a valid claim against us, we could be required to:

    - discontinue the use of certain processes;

    - cease the manufacture, use, import and sale of infringing products;

    - pay substantial damages;

    - develop non-infringing technologies; or

    - acquire licenses to the technology we had allegedly infringed.

    Our business, financial condition and results of operations could be materially and adversely affected by any of these negative developments.

    In addition, Texas Instruments has granted ASI very limited licenses under certain technology agreements, including a license under Texas Instruments' trade secret rights to use Texas Instruments' technology in connection with ASI's provision of wafer fabrication services. However, Texas Instruments has not granted ASI a license under Texas Instruments' patents to manufacture semiconductor wafers for third parties. Furthermore, Texas Instruments has reserved the right to bring infringement claims against our customers or customers of ASI with respect to semiconductor wafers purchased from us or ASI. Such customers and others could in turn subject us or ASI to litigation in connection with the sale of semiconductor wafers produced by ASI.

CONTINUED CONTROL BY EXISTING STOCKHOLDERS -- MR. JAMES KIM AND MEMBERS OF HIS FAMILY CAN DETERMINE THE OUTCOME OF ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

    As of July 31, 2001, Mr. James Kim and members of his family beneficially owned approximately 48% of our outstanding common stock. Mr. James Kim's family, acting together, will substantially control all matters submitted for approval by our stockholders. These matters could include:

    - the election of all of the members of our Board of Directors;

    - proxy contests;

    - approvals of transactions between our company and ASI or other entities in which Mr. James Kim and members of his family have an interest, including transactions which may involve a conflict of interest;

    - mergers involving our company;

    - tender offers; and

    - open market purchase programs or other purchases of our common stock.

HIGH LEVERAGE AND RESTRICTIVE COVENANTS -- OUR SUBSTANTIAL INDEBTEDNESS COULD MATERIALLY RESTRICT OUR OPERATIONS AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    We now have, and for the foreseeable future will have, a significant amount of indebtedness. In addition, despite current debt levels, the terms of the indentures governing our indebtedness do not prohibit us or our subsidiaries from incurring substantially more debt. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.

    Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and incumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us. Our substantial indebtedness could:

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

    - require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

    - limit our flexibility to react to changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage to any of our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

STOCK PRICE VOLATILITY

    The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated quarter-to-quarter variations in operating results;

    - announcements of technological innovations or new products and services by Amkor or our competitors;

    - general conditions in the semiconductor industry;

    - changes in earnings estimates or recommendations by analysts;

    - developments affecting ASI; and

    - or other events or factors, many of which are out of our control.

    In addition, the stock market in general, and the Nasdaq National Market and the markets for technology companies in particular, have experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities of companies like ours for that have often been unrelated or disproportionate to the operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

                  RISKS RELATED TO AN INVESTMENT IN THE NOTES

SUBORDINATION OF NOTES -- THE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT.

    The Notes are unsecured and subordinated in right of payment in full to all of our existing and future senior debt. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of our company, or upon the acceleration of any senior debt, our assets will be available to pay obligations on the Notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are also effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As of June 30, 2001, we had approximately $1.599 billion of outstanding indebtedness that would have constituted debt senior to the Notes, and the indebtedness and other liabilities of our subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would effectively have been senior to the Notes were approximately $257 million. The incurrence of additional indebtedness by us or our subsidiaries could adversely affect our ability to pay our obligations on the Notes. The Indenture relating to the Notes will not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any of our subsidiaries can create, incur, assume or guarantee. We anticipate that from time to time we will incur additional indebtedness and other liabilities, including senior debt, and that from time to time our subsidiaries will incur additional indebtedness and other liabilities.

    The Notes are obligations exclusively of our company. However, since we conduct our operations primarily through our subsidiaries, our cash flow and our consequent ability to service our debt, including the Notes, depends primarily upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, our company. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those subsidiaries and are subject to various business considerations.

    The Indenture for the Notes does not contain any financial performance covenants. Consequently, we are not required under the Indenture to meet any financial tests such as those that measure our working capital, interest coverage, fixed charge coverage or net worth in order to maintain compliance with the terms of the Indenture. See "Description of Notes -- Subordination."

REPURCHASES OF NOTES -- WE MAY BE LIMITED IN OUR ABILITY TO REPURCHASE THE
NOTES.

    Upon the occurrence of certain events, including a change of control or a termination of trading (each as defined in the Indenture for the Notes), each holder of Notes will have certain rights, at the holder's option, to require us to repurchase such holder's Notes. If any such event were to occur, there can be no assurance that we would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. In addition, the terms of our existing or future credit or other agreements relating to indebtedness (including senior debt) may prohibit us from purchasing any Notes and may also provide that such an event, as well as certain other change-of-control events with respect to us, would constitute an event of default thereunder. If such an event occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing Notes. In such case, our failure to purchase tendered Notes would constitute an event of default under the Indenture for the Notes, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "Description of Notes -- Repurchase at Option of Holders Upon a Designated Event."

NO PRIOR MARKET FOR THE NOTES -- WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    Prior to this offering, there was no active market for the Notes, and a trading market may not develop for the Notes. In addition, the liquidity of the trading markets in the Notes, and the market prices quoted for the Notes, may be adversely affected by, among other things, changes in:

    - the overall market for convertible securities,

    - our financial performance or prospects,

    - the rating of our debt by the principal rating agencies, and

    - the prospects for companies in the semiconductor industry generally.

As a result, we cannot assure holders of Notes that an active trading market will develop for the Notes.

DIFFICULTIES IN ENFORCING JUDGMENTS IN FOREIGN JURISDICTIONS

    Since a large portion of our assets are located outside the U.S., any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, offer price, or other amounts payable with respect to the Notes may not be collectible within the U.S. If holders of Notes intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., they may be subject to additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by any selling security holder of the Notes or the common stock issued upon their conversion.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                  FISCAL YEAR ENDED
                       ------------------------------------------------------------------------   SIX MONTHS ENDED
                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,       JUNE 30,
                           1996           1997           1998           1999           2000             2001
                       ------------   ------------   ------------   ------------   ------------   ----------------
Ratio of earnings to
  fixed charges......     2.4x           2.5x            4.4x           2.6x           2.4x               --(1)

-------------------------
(1) The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $163.1 million of earnings in the six months ended June 30, 2001.

    We have calculated the ratio of earnings to fixed charges by dividing (1) the sum of (x) income before income taxes, equity in income (loss) of investees and minority interest plus (y) fixed charges by (2) fixed charges. Fixed charges consist of interest expense plus one-third of rental expense. We believe that one-third of rental expense is representative of the interest factor of rental payments under our operating leases.

                              DESCRIPTION OF NOTES

    The Notes were issued under an indenture dated May 25, 2001 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). A copy of the Indenture and the Registration Agreement referred to below is available as set forth under "-- Additional Information" below. The following is a summary of certain provisions of the Indenture and the Registration Agreement and does not purport to be complete. Reference should be made to all provisions of the Indenture and the Registration Agreement, including the definitions therein of certain terms. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below. As used in this section, the "Company" means Amkor Technology, Inc., but not any of its Subsidiaries, unless the context requires otherwise.

GENERAL

    The Notes are unsecured obligations of the Company, subordinated in right of payment to all Senior Debt as described under "-- Subordination" and convertible into shares of the Company's common stock as described under "-- Conversion." The Notes will mature on June 1, 2006 (the "Maturity Date") and will be limited to an aggregate principal amount of $250 million. The Notes are issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. The Notes are exchangeable and transfers thereof are registrable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such an exchange or transfer.

    The Notes accrue interest at a rate of 5.75% per annum from May 25, 2001, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest is payable semi-annually in arrears on June 1 and December 1 of each year beginning December 1, 2001. Interest is paid to the person in whose name a Note is registered at the close of business on the May 15 or November 15 immediately preceding the relevant interest payment date (other than with respect to a Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, during the period from a record date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable (unless such Note or portion thereof is converted) to the holder of the Note or portion thereof redeemed or repurchased)). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are redeemable at the Company's option prior to maturity only on or after June 4, 2004, as described under "-- Optional Redemption."

    If the Company does not comply with certain deadlines set forth in the Registration Agreement with respect to the registration of the Notes or the common stock issuable upon conversion thereof for resale under a shelf registration statement, holders of the Notes and/or the common stock issued upon conversion thereof will be entitled to Liquidated Damages. See "-- Registration Rights" below.

    Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency maintained for such purpose will be the principal corporate trust office of the Trustee.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness or the issuance or repurchase of our securities. The Notes are not guaranteed by any of the Company's subsidiaries.

CONVERSION

    The holders of the Notes are entitled at any time on or before the close of business on the last trading day prior to the Maturity Date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into common stock of the Company, at the conversion price of $35.00 per share of common stock, subject to adjustment as described below (the "Conversion Price"). Except as described below, no adjustment will be made on conversion of any Notes for interest or Liquidated Damages, if any, accrued thereon or for dividends on any common stock issued. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest and Liquidated Damages, if any, payable on such succeeding interest payment date on the principal amount so converted unless there exists at the time of conversion a default in the payment of interest or Liquidated Damages, if any, on the Notes. The Company is not required to issue fractional shares of common stock upon conversion of the Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price, in which case the conversion right will terminate at the close of business on the trading day preceding the date such default is cured. In the event any holder exercises its right to require the Company to repurchase Notes upon a Designated Event, such holder's conversion right will terminate on the close of business on the Designated Event Offer Termination Date (as defined), unless the Company defaults in the payment due upon repurchase or the holder elects to withdraw the submission of election to repurchase. See "-- Repurchase at Option of Holders Upon a Designated Event."

    The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. Such notice of conversion can be obtained from the Trustee. Beneficial owners of interests in a Global Note (as defined) may exercise their right of conversion by delivering to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the Note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

    The Conversion Price is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of common stock as a dividend or distribution on common stock; (ii) certain subdivisions and combinations of the common stock; (iii) the issuance to all or substantially all holders of common stock of certain rights or warrants to purchase common stock at a price per share less than the Current Market Price (as defined); (iv) the dividend or other distribution to all holders of common stock of shares of capital stock of the Company (other than common stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of common stock to the extent such distributions, combined together with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its Subsidiaries for common stock referred to in clause (vi) below concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (being the product of the then current market price of the common stock times the number of shares of common stock then outstanding) on the record date for such distribution; and (vi) the purchase of common stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization (determined in accordance with clause(v) above) on the expiration date of such tender offer. In lieu of adjusting the Conversion Price pursuant to clauses (iv) or (v) above, the Company may reserve shares, evidences of indebtedness, assets or cash for distribution to holders upon their conversion of Notes.

    In the case of (i) any reclassification or change of the common stock or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Designated Event requiring the Company to offer to repurchase the Notes. See "-- Repurchase at Option of Holders Upon a Designated Event."

    In the event of a taxable distribution to holders of common stock (or other transaction) that results in any adjustment of the Conversion Price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. Moreover, in certain other circumstances, the absence of such an adjustment of the Conversion Price may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

    The Company from time to time may, to the extent permitted by law, reduce the Conversion Price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

    No adjustment in the Conversion Price will be required unless such adjustment would require the Conversion Price then in effect to change at least 1%; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

    The payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or other payment satisfactory to the holders of Senior Debt of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or other payment satisfactory to the holders of Senior Debt of all Senior Debt of all obligations in respect of such Senior Debt before the holders of Notes will be entitled to receive any payment with respect to the Notes. The Notes will rank equal in right of payment to our outstanding 5.00% Convertible Subordinated Notes due 2007 and 5.75% Convertible Subordinated Notes due 2003.

    In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to the holders of such Senior Debt of all obligations in respect of such Senior Debt before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration.

    The Company also may not make any payment upon or in respect of the Notes or acquire any Notes upon a Designated Event or otherwise until all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of the Senior Debt if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) a default, other than a payment default, occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other Person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed and the Company may acquire Notes (a) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist or (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the Senior Debt has not been accelerated. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

    The Notes are obligations exclusively of the Company. However, since the operations of the Company are primarily conducted through Subsidiaries, the cash flow and the consequent ability of the Company to service its debt, including the Notes, are primarily dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

    Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the

Company would still be subordinate to any prior security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

    As of June 30, 2001, the Company had approximately $1.599 billion of outstanding indebtedness that would have constituted Senior Debt, and the debt and other liabilities of the Company's subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would effectively have been senior to the Notes were approximately $257 million. The Indenture does not limit the amount of additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness and other liabilities that any Subsidiary can create, incur, assume or guarantee.

    In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the Notes before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of Senior Debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

OPTIONAL REDEMPTION

    On or after June 4, 2004, the Notes may be redeemed at the option of the Company, in whole or from time to time in part, on not less than 15 nor more than 60 days' prior written notice to the holders thereof by first class mail, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning June 1 of each year indicated (June 4 with respect to 2004), plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption:

                                                    REDEMPTION
                       YEAR                           PRICE
                       ----                         ----------
2004..............................................    102.30%
2005..............................................    101.15%

and 100% at June 1, 2006.

SELECTION AND NOTICE

    If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis by lot or by any other method that the Trustee considers fair and appropriate. The Trustee may select for redemption a portion of the principal of any Note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Notes outstanding and not previously called for redemption; provided that if a portion of a holder's Notes are selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

    Provisions of the Indenture that apply to the Notes called for redemption also apply to portions of the Notes called for redemption. If any Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Note that is redeemed in part only, the

Company will execute and the Trustee will authenticate and deliver to the holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

    On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest and Liquidated Damages, if any, will cease to accrue on the principal amount of the Notes or portions thereof called for redemption and for which funds have been set apart for payment. In the case of Notes or portions thereof redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment and Liquidated Damages, if any, due on such date shall be paid to the person in whose name the
Note is registered at the close of business on the relevant record date.

    The Notes are not entitled to any sinking fund.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

    Upon the occurrence of a Designated Event, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Designated Event Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Designated Event Payment"). Within 20 days following any Designated Event, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Designated Event and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Designated Event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

    On the date specified for termination of the Designated Event Offer, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Designated Event Offer, (ii) deposit with the paying agent an amount equal to the Designated Event Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

    The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

    The right to require the Company to repurchase Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

    Except as described above with respect to a Designated Event, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, the Company or its Subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Company or similar transactions, that would not constitute a Designated Event under the Indenture, but that would increase the amount of Senior Debt (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets.

    The terms of the Company's existing or future credit or other agreements relating to debt (including Senior Debt) restrict and in certain circumstances may prohibit the Company from purchasing any Notes and may also provide that a Designated Event, as well as certain other change of control events with respect to the Company, would constitute an event of default thereunder. In the event a Designated Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its then-existing lenders to the purchase of Notes or could attempt to refinance the debt that contain the prohibition. If the Company does not obtain such a consent or repay such debt, the Company would remain prohibited from purchasing Notes. In that case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of other debt that the Company has entered into or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

    A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

    A "Change of Control" will be deemed to have occurred when: (i) any person has become an Acquiring Person, (ii) the Company consolidates with or merges into any other Person, or conveys, transfers, or leases all or substantially all of its assets to any person, or any other Person merges into the Company, and, in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the common stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on the date of such Change of Control or (y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

    The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    A "Termination of Trading" will be deemed to have occurred if the common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

MERGER AND CONSOLIDATION

    The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation as an entirety or substantially as an entirety unless either (a)(i) the Company shall be the surviving or continuing corporation or (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the corporation which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, all the Notes and the performance of every covenant of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (b) immediately after such transaction no Default or Event of Default exists; and (c) the Company or such person shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    Upon any consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

REGISTRATION RIGHTS

    Pursuant to a registration agreement (the "Registration Agreement"), the Company has filed for the benefit of the holders of the Notes and common stock issued upon conversion of the Notes, a shelf registration statement (the "Shelf Registration Statement") with the SEC with respect to resales of the Notes and the common stock issuable upon conversion of the Notes, the Company will use its reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date and the Company will keep the Shelf Registration Statement continuously effective under the Securities Act until the earliest of (a) the second anniversary of the Issue Date or, if later, the second anniversary of the last date on which any Notes are issued upon exercise of the initial purchaser's over-allotment option, (b) the date on which the Notes or the common stock issued or issuable upon conversion of the Notes may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision then in force) promulgated by the SEC under the Securities Act, (c) the date as of which all the Notes or the common stock issued or issuable upon conversion of the Notes have been transferred pursuant to Rule 144 (or any successor provision then in force) promulgated by the SEC under the Securities Act and (d) the date as of which all the Notes or the common stock issued or issuable upon conversion of the Notes have been sold pursuant to the Shelf Registration Statement.

    If the Shelf Registration Statement (i) has not been declared effective by the SEC within 210 days, after the Issue Date, or (ii) is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable (including as a result of a Suspension Period) for the offer and sale of Transfer Restricted Securities for a period of time which shall exceed 60 days in the aggregate in any 12-month period during the period beginning on the Issue Date and ending on or prior to the second anniversary of the Issue Date or, if later, the second anniversary of the last date on which any Notes are issued upon exercise of the initial purchaser's over-allotment option, (each such event referred to in clauses (i) and (ii) being referred to herein as a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities that has complied with its obligations under the Registration Agreement. The amount of Liquidated Damages payable during any period in which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of Notes and $2.50 per annum per 28.5714 shares of common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting Transfer Restricted Securities for the first 90 days during which a Registration Default has occurred and is continuing and one-half of one percent (50 basis points) per annum per $1,000 principal amount of Notes and $5.00 per annum per 28.5714 shares of common stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities for any additional days during which such Registration Default has occurred and is continuing. The Company has agreed to pay all accrued Liquidated Damages by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date (as defined in the Registration Agreement). Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default.

    "Transfer Restricted Securities" means each Note and each share of common stock issuable or issued on conversion thereof until the date on which such Note or share, as the case may be (i) has been transferred pursuant to the Shelf Registration Statement or another registration statement covering such Note or share which has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become effective and while such registration statement is effective under the Securities Act, (ii) has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or (iii) may be sold or transferred pursuant to paragraph (k) of Rule 144 (or any successor provision then in force) promulgated by the SEC under the Securities Act.

    The Company will provide or cause to be provided to each holder of the Notes, or the common stock issuable upon conversion of the Notes, copies of this prospectus, which is a part of the Shelf Registration Statement, notify or cause to be notified to each such holder when the Shelf Registration Statement for the Notes or the common stock issuable upon conversion of the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the common stock issuable upon conversion of the Notes. A holder of Notes or the common stock issuable upon conversion of the Notes that sells such securities pursuant to a Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations). The Company will distribute a questionnaire to each beneficial owner of Notes as of a specified date to obtain certain information regarding such selling security holders for inclusion in the prospectus.

    The Company will be permitted to suspend the use of this prospectus which is a part of the Shelf Registration Statement for a period not to exceed 30 days in any three-month period or for three periods not to exceed an aggregate of 90 days in any twelve-month period (any such period being referred to as a "Suspension Period") under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. The Company will pay all expenses of the Shelf Registration Statement; provided, however, that each holder shall bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being (i) default in payment of the principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture;
(ii) default for 30 days in payment of any installment of interest on or Liquidated Damages with respect to the Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; (iv) default in the payment of the Designated Event Payment in respect of the Notes on the date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture; (v) failure of the Company to provide timely notice of a Designated Event; (vi) failure of the Company or any Material Subsidiary to make any payment at maturity, including any applicable grace period, in respect of indebtedness for borrowed money of, or guaranteed or assumed by, the Company or any Material Subsidiary, which payment is in an amount in excess of $20,000,000, and continuance of such failure for 30 days after notice; (vii) default by the Company or any Material Subsidiary with respect to any such indebtedness, which default results in the acceleration of any such indebtedness of an amount in excess of $20,000,000 without such indebtedness having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled for 30 days after notice; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary.

    If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all the Notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in "-- Subordination." If any Event of Default specified in clause (viii) above occurs with respect to the Company, all unpaid principal of, and premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Notes then outstanding will automatically become due and payable, subject to the provisions described in "-- Subordination," without any declaration or other act on the part of the Trustee or any holder of Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Indenture requires the Trustee to mail a notice of Default or Event of Default to each holder within 60 days of the occurrence of such Default or Event of Default; provided, however, that the Trustee may withhold from the holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind any acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to any date on which the Company is prohibited from redeeming the Notes by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any existing or past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of, premium, if any, or interest on the Notes (other than the non-payment of principal of, premium, if any, interest and Liquidated Damages, if any, and interest on the Notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of all holders of Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTE

    Notes sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S are represented by a single, permanent Global Note in definitive, fully-registered form without interest coupons. The Global Note is deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

    Investors who are Qualified Institutional Buyers and who purchase Notes in reliance on Rule 144A under the Securities Act may hold their interests in the Global Note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

    Investors who purchase Notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the Global Note directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers' securities accounts in the depositaries' names on the books of DTC.

    Notes transferred to institutional accredited investors that are not Qualified Institutional Buyers will be issued and delivered in fully registered, definitive form ("Definitive Notes") and may not be represented by interests in the Global Note. Except in the limited circumstances described below, holders of Notes represented by interests in the Global Note will not be entitled to receive Definitive Notes. Upon transfer of a Definitive

Note to a Qualified Institutional Buyer pursuant to Rule 144A or in an offshore transaction pursuant to Regulation S, the Definitive Note will be exchanged for an interest in the Global Note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such beneficial interests. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants).

    So long as DTC or its nominee is the registered holder and owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to receive Definitive Notes and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any actions that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

    Payments of the principal of, premium, if any, and interest and Liquidated Damages, if any, on, the Notes represented by the Global Note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note.

    Unless and until it is exchanged in whole or in part for Definitive Notes in definitive form, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a Definitive Note for any reason, including to sell Notes to persons in jurisdictions which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the Global Note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

    The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for Definitive Notes, which it will distribute to its participants. These Definitive Notes will be subject to certain restrictions on registration of transfers described in the Indenture and will bear the legend set forth thereunder.

    Although the Company expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Definitive Notes in exchange for the Global Note which will be subject to certain restrictions on registration of transfers described in the Indenture and will bear the legend set forth thereunder.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Note or, other than as set forth in the next paragraph, alter the provisions with respect to the redemption of the Notes, (c) reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, on any Notes, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Note payable in money other than that stated in the Indenture and the Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes, (g) waive a redemption payment with respect to any Note, (h) except as permitted by the Indenture, increase the Conversion Price or, other than as set forth in the next paragraph, modify the provisions of the Indenture relating to conversion of the Notes in a manner adverse to the holders thereof or (i) make any change to the abilities of holders of Notes to enforce their rights under the Indenture or the provisions of clause (a) through (i) hereof. In addition, any amendment to the provisions of Article 11 of the Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to (a) cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the Indenture which the Company and the Trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the rights of the holders of the Notes, (b) provide for uncertificated Notes in addition to or in place of certificated Notes, (c) provide for the assumption of the Company's obligations to holders of Notes in the circumstances required under the Indenture as described under "-- Merger and Consolidation," (d) provide for conversion and/or repurchase rights of holders of Notes in certain events such as a consolidation, merger or sale of all or substantially all of the assets of the Company, (e) reduce the Conversion Price,
(f) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or (g) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

SATISFACTION AND DISCHARGE

    The Company may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Notes are scheduled for redemption within one year, and, in either case, the Company has

(a) deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption and (b) paid all other sums then payable by the Company under the Indenture.

GOVERNING LAW

    The Indenture provides that the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Note during a period of 15 days before a selection of Notes to be redeemed.

    The registered holder of a Note will be treated as the owner of it for all purposes.

REPORTS

    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and the holders of Notes all quarterly and annual financial information (without exhibits) required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors. The Company shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. In case an Event of Default known to the Trustee shall occur (and shall not be cured), the Trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

ADDITIONAL INFORMATION

    Anyone who purchases Notes pursuant to this prospectus may obtain a copy of the Indenture without charge by writing to Amkor Technology, Inc., 1345 Enterprise Drive, West Chester, PA 19380, Attention: Corporate Secretary.

CERTAIN DEFINITIONS

    "Acquiring Person" means any person (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (each as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as further defined below) of shares of common stock or other voting securities of the Company having more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that an Acquiring Person shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any Permitted Holder, (iv) an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or (v) any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding common stock of the Company for or pursuant to the terms of any such plan. For purposes hereof, a person shall not be deemed to be the beneficial owner of (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Debt" means (i) any Senior Debt outstanding under the Credit Agreement, as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, (ii) Senior Debt outstanding under our 9.25% Senior Notes due 2006, 9.25% Senior Notes due 2008 and 10.50% Senior Subordinated Notes due 2009, as such notes (or the related indentures) may be amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, and (iii) any particular Senior Debt if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Debt" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt).

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

    "Indebtedness" means, with respect to any Person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of that Person that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument,
(c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) that provides that such Person is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such Person's legal liability,
(f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such Person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and
(iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

    "Issue Date" means the date on which the Notes were first issued and authenticated under the Indenture.

    "Material Subsidiary" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Permitted Holders" means James Kim and his estates, spouses, ancestors and lineal descendants (and spouses thereof), the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors, or any person of which any of the foregoing, individually or collectively, beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least a majority of the total voting power of all classes of Capital Stock of such person (exclusive of any matters as to which class voting rights exist).

    "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

    "Senior Debt" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any Indebtedness of the Company (including, without limitation, any Obligations in respect of such Indebtedness and, in the case of Designated Senior Debt, any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (v) Indebtedness evidenced by the Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) Indebtedness of the Company to any Subsidiary of the Company except to the extent such Indebtedness is of a type described in clause
(ii) of the definition of Indebtedness, (y) trade payables of the Company for goods, services or materials purchased in the ordinary course of business (other than, to the extent they may otherwise constitute such trade payables, any obligations of the type described in clause (ii) of the definition of Indebtedness), and (z) any particular Indebtedness in which the instrument creating or evidencing the same expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

    "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We are authorized to issue up to 500,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. As of July 31, 2001, there were an aggregate of 161,360,719 shares of common stock outstanding. In addition, as of July 31, 2001, 12,282,817 shares of common stock were issuable upon exercise of outstanding options, 2,866,327 shares of common stock were reserved for issuance under the Company's 1998 Stock Plan, 1998 Stock Option Plan for French Employees, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan, 3,900,000 shares of common stock were reserved for issuance upon conversion of outstanding warrants and 11,655,414 shares of common stock were reserved for issuance upon conversion of our convertible notes.

    The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which have been publicly filed with the SEC, and by the provisions of applicable Delaware law.

    Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors.

COMMON STOCK

    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. See "Risk Factors -- Continued Control by Existing Stockholders."

    Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements with our debtholders. We have never declared or paid cash dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

PREFERRED STOCK

    Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make our acquisition more difficult by means of a tender offer, a proxy contest or otherwise and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    Anti-Takeover Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Undesignated Preferred Stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or making more difficult a change in control of the company and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no current plans to issue any additional shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is First Chicago Trust Company of New York Shareholder Services, 525 Washington Boulevard, Jersey City, NJ 07310; telephone (201) 324-0014.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes and of common stock into which the Notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of Notes or common stock could differ from those described below. The summary generally applies only to beneficial owners of Notes who are "U.S. Holders" that hold the Notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to beneficial owners of Notes who are nonresident alien individuals, foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including investors who hold Notes or common stock through a partnership. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

Taxation of Interest

    U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the Notes were not issued with original issue discount. Holders of the Notes have the right to require us to redeem the Notes at a price above their principal amount upon the occurrence of a Change in Control or Termination of Trading. The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder's interest income if the contingency is "remote." We believe that the possibility of a Change in Control or Termination in Trading is remote. Our determination in this regard is binding on holders unless they disclose their contrary position. If, contrary to expectations, we redeem Notes at a premium upon a Change of Control or Termination of Trading, the redemption premium would be treated as capital gain under the rules described under "U.S. Holders -- Sale, Exchange or Redemption of the Notes."

Market Discount

    A U.S. holder that purchases a Note with "market discount" -- that is, at a price that is less than the principal amount -- will be subject to special rules. Under a de minimis exception, however, these special rules will not apply if the amount of market discount does not exceed one quarter of one percent for each full year remaining until the maturity of the Notes. If the special rules apply, any gain recognized by the holder upon a sale or other disposition of a Note will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of a Note, but the holder can elect to compute accrued market discount based on the economic yield of the Note. The holder of a Note with market discount might be required to recognize gain to the extent of accrued market discount even if the disposition takes a form (such as a gift) in which the holder would not normally be required to recognize gain. The market discount rules will not affect the tax consequences to the holder upon conversion of a Note, which will generally be tax-free, as described below under "U.S.
Holders -- Conversion of the Notes." The market discount that accrued prior to conversion, however, will be carried over to the stock received on conversion, so that, to that extent, any gain recognized by the holder upon disposition of the stock will be treated as ordinary income. Finally, if the holder's purchase of Notes is debt-financed, the holder will not be entitled to deduct interest expense allocable to accrued market discount until the holder recognizes the corresponding income. The holder of a Note with market discount may elect to include the market discount in income as it accrues. If a holder makes this election, any gain recognized on a disposition of the Note would be entirely capital gain, and the rules deferring the deduction of interest on related loans would not apply.

Amortizable Premium

    If a U.S. holder purchases a Note at a price that exceeds the principal amount plus accrued interest, the holder can elect to amortize the premium as a reduction to interest income so that the income reported by the holder each period reflects the holder's economic yield. Any premium paid on acquiring a
Note is not amortizable, however, to the extent that it reflects the value of the conversion privilege of the Note. If the holder elects to amortize premium, the amortized premium would reduce the holder's tax basis in the Note.

Sale, Exchange or Redemption of the Notes

    A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a Note in a sale, redemption or exchange other than a conversion of the Note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the Note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the Note. The holder's tax basis in the Note will generally equal the amount the holder paid for the Note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the Note will be long-term capital gain or loss if the holder held the Note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Conversion of the Notes

    A U.S. Holder generally will not recognize any income, gain or loss on converting a Note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock (including any fractional share deemed received) will equal his adjusted basis in the Note. The holder's holding period for the stock will include the period during which he held the Note.

Dividends

    If, after a U.S. Holder converts a Note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

    The terms of the Notes allow for changes in the conversion price of the Notes in certain circumstances. A change in Conversion Price that allows noteholders to receive more shares of common stock on conversion may increase the Noteholders' proportionate interests in our earnings and profits or assets. In that case, the Noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the Noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the Conversion Price is adjusted to compensate Noteholders for distributions of cash or property to our shareholders. Not all changes in Conversion Price that allow Noteholders to receive more stock on conversion, however, increase the Noteholders' proportionate interests in the Company. For instance, a change in Conversion Price could simply prevent the dilution of the Noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the Noteholders' interests and the Conversion Price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the Conversion Price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of Common Stock

    A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

Taxation of Interest

    Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the Notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

    - owns, directly, indirectly, or constructively (taking into account the stock that would be received upon conversion of the holder's Notes) at least 10 percent of our voting stock, or

    - is a "controlled foreign corporation" that is related to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

    The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the Note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

    Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of Notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

    - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

    - the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

    - the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of Notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition of Notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5 percent of our common stock within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's Notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of Notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

Conversion of the Notes

    A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a Note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders -- Sale of Common Stock," below.

Dividends

    Dividends paid to a Non-U.S. Holder on common stock received on conversion of a Note will generally be subject to U.S. withholding tax at a 30 percent rate. Constructive dividends resulting from a change, or failure to change, the Conversion Price of Notes would probably be subject to withholding tax. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status as described under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

Sale of Common Stock

    Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

    The preceding discussion of the tax consequences of the purchase, ownership or disposition of Notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on Notes, dividends on common stock, or gain from the sale, exchange or other disposition of the Notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

    The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. Notes will generally not be U.S. situs property as long as interest on the Notes paid immediately before the death of the holder would not have been subject to tax because of the portfolio interest exception described under "Special Tax Rules Applicable to Non-U.S.
Holders -- Taxation of Interest." Even if interest paid on Notes would have been portfolio interest, Notes might still be U.S. situs property if the interest is also effectively connected with a U.S. trade or business. Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 31 percent, but will be reduced to 30.5 percent on August 7, 2001, and will be further reduced in stages thereafter, down to 28 percent beginning in 2006. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

    Payments of interest or dividends to non-corporate U.S. Holders of Notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

    The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on Notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding, however, a Non-U.S. Holder will have to certify its nonresident status, as described under "Special Rules Applicable to Non-U.S. Holders -- Taxation of Interest." Payments made to U.S. Holders by a broker upon a sale of Notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

    Although the rules for reportable payments will not apply to interest paid on Notes and dividends paid on common stock, we will be required to report to the IRS, under a separate information reporting regime, payments of portfolio interest or dividends, interest, or dividends subject to a reduced rate of withholding or exemption under an applicable tax treaty, or interest or dividends subject to 30% withholding. Copies of these reports may be made available to foreign tax authorities under applicable agreements.

    Payments made to Non-U.S. Holders by a broker upon a sale of Notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

    Any amounts withheld from a payment to a holder of Notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITY HOLDERS

    We originally issued the Notes in transactions exempt from the registration requirements of the Securities Act of 1933 in May 2001. Selling security holders may from time to time offer and sell the Notes and our common stock pursuant to this prospectus.

    The following table contains information as of August 7, 2001, with respect to the selling security holders and the principal amount of Notes and the underlying common stock beneficially owned by each selling security holders that may be offered using this prospectus.

                                 PRINCIPAL AMOUNT
                                  AT MATURITY OF
                                   CONVERTIBLE       PERCENTAGE OF
                                NOTES BENEFICIALLY    CONVERTIBLE     NUMBER OF SHARES     PERCENTAGE OF
                                  OWNED THAT MAY         NOTES         OF COMMON STOCK      COMMON STOCK
             NAME                    BE SOLD          OUTSTANDING    THAT MAY BE SOLD(1)   OUTSTANDING(2)
             ----               ------------------   -------------   -------------------   --------------
Amaranth Securities L.L.C. ...    $ 8,000,000.00        3.20000%            228,571           0.14145%
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd. .......................    $ 7,000,000.00        2.80000%            200,000           0.12379%
Argent Classic Convertible
  Arbitrage Fund L.P. ........    $ 3,000,000.00        1.20000%             85,714           0.05309%
Arkansas Pers.................    $   985,000.00        0.39400%             28,143           0.01744%
Bank Austria Cayman Island
  LTD.........................    $ 1,000,000.00        0.40000%             28,571           0.01770%
BBT Fund......................    $ 2,500,000.00        1.00000%             71,429           0.04424%
Bear Stearns & Co. Inc. ......    $ 2,500,000.00        1.00000%             71,429           0.04424%
Black Diamond Offshore Ltd....    $ 1,023,000.00        0.40920%             29,229           0.01811%
BNP Paribas Equity Strategies,
  SNC.........................    $ 3,000,000.00        1.20000%             85,714           0.05309%
Boilermakers Blacksmith
  Pension Trust...............    $ 1,350,000.00        0.54000%             38,571           0.02390%
BTESC.........................    $   500,000.00        0.20000%             14,286           0.00885%
BTOPT-BTPO Growth
  vs Value....................    $ 1,000,000.00        0.40000%             28,571           0.01770%
CALAMOS(R) Market Neutral Fund
  - CALAMOS(R) Investment
  Trust.......................    $ 3,500,000.00        1.40000%            100,000           0.06193%
CIBC World Markets............    $ 2,500,000.00        1.00000%             71,429           0.04424%
Delaware Pers.................    $ 1,525,000.00        0.61000%             43,571           0.02699%
Deutsche Banc Alex
  Brown Inc. .................    $24,000,000.00        9.60000%            685,714           0.42314%
DKB Alpine Global Fund........    $   250,000.00        0.10000%              7,143           0.00443%
Double Black Diamond Offshore
  LDC.........................    $ 4,725,000.00        1.89000%            135,000           0.08359%
Enron North America Corp. ....    $ 2,500,000.00        1.00000%             71,429           0.04424%
First Union National Bank.....    $20,000,000.00        8.00000%            571,429           0.35287%
Highbridge International
  LLC.........................    $13,000,000.00        5.20000%            371,429           0.22965%

                                 PRINCIPAL AMOUNT
                                  AT MATURITY OF
                                   CONVERTIBLE       PERCENTAGE OF
                                NOTES BENEFICIALLY    CONVERTIBLE     NUMBER OF SHARES     PERCENTAGE OF
                                  OWNED THAT MAY         NOTES         OF COMMON STOCK      COMMON STOCK
             NAME                    BE SOLD          OUTSTANDING    THAT MAY BE SOLD(1)   OUTSTANDING(2)
             ----               ------------------   -------------   -------------------   --------------
ICI American Holdings Trust...    $   530,000.00        0.21200%             15,143           0.00938%
J.P. Morgan Securities........    $20,000,000.00        8.00000%            571,429           0.35287%
Kentfield Trading, Ltd. ......    $15,232,000.00        6.09280%            435,200           0.26897%
Lincoln National Convertible
  Securities Fund.............    $ 1,000,000.00        0.40000%             28,571           0.01770%
Morgan Stanley & Co. .........    $ 5,000,000.00        2.00000%            142,857           0.08845%
North Pole Capital Investments
  Ltd. .......................    $ 1,800,000.00        0.72000%             51,429           0.03186%
Onyx Fund Holdings, LDC.......    $ 7,500,000.00        3.00000%            214,286           0.13262%
Paloma Securities LLC.........    $ 1,250,000.00        0.50000%             35,714           0.02213%
Polar Hedge Enhanced Income
  Trust.......................    $   200,000.00        0.08000%              5,714           0.00354%
Quattro Fund Ltd. ............    $ 4,000,000.00        1.60000%            114,286           0.07077%
Ramius Capital Group..........    $ 1,000,000.00        0.40000%             28,571           0.01770%
RCG Latitude Master Fund......    $ 2,000,000.00        0.80000%             57,143           0.03540%
Sagamore Hill Hub Fund
  Ltd. .......................    $ 6,500,000.00        2.60000%            185,714           0.11496%
State of Oregon -- Equity.....    $ 4,850,000.00        1.94000%            138,571           0.08580%
Syngenta AG...................    $   255,000.00        0.10200%              7,286           0.00451%
TCW Group, Inc. ..............    $15,395,000.00        6.15800%            439,857           0.27184%
TQA Master Fund, LTD. ........    $ 2,500,000.00        1.00000%             71,429           0.04424%
TQA Master Plus Fund, LTD. ...    $ 7,500,000.00        3.00000%            214,286           0.13262%
UBS O'Connor LLC F/B/O UBS
  Global Equity Arbitrage
  Master Ltd. ................    $ 1,500,000.00        0.60000%             42,857           0.02655%
White River Securities
  L.L.C. .....................    $12,500,000.00        5.00000%            357,143           0.22083%
Worldwide Transactions
  Ltd. .......................    $   252,000.00        0.10080%              7,200           0.00446%
Zeneca Holdings Trust.........    $   375,000.00        0.15000%             10,714           0.00664%
Any other holder of Notes or
  future transferee, pledgee,
  donee or successor of any
  holder(3)(4)................    $35,003,000.00       14.00120%          1,000,086           0.81594%

-------------------------
(1) Assumes conversion of all of the Notes at a conversion price of $35.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion." As a result, the amount of common stock issuable upon conversion of the convertible notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 161,368,048 shares of common stock outstanding as of August 7, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Notes. However, we did not assume the conversion of any other holder's Notes.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate.

     We prepared this table based on the information supplied to us on or before August 7, 2001 by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their Notes or the underlying common stock from time to time, we cannot estimate the amount of the Notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the Notes or the common stock offered by this prospectus. The Notes and the common stock issued upon their conversion may be sold from time to time to purchasers:

    - directly by the selling security holders;

    - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the Notes or the common stock.

    The selling security holders and any such broker-dealers or agents who participate in the distribution of the Notes or common stock may be deemed to be "underwriters." As a result, any profits on the sale of the Notes or common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the Notes or common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

    The Notes and common stock may be sold in one or more transactions at:

    - fixed prices;

    - prevailing market prices at the time of sale;

    - varying prices determined at the time of sale; or

    - negotiated prices.

    These sales may be effected in transactions:

    - on any national securities exchange or quotation service on which the Notes or common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    - through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the Notes or common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Notes or common stock in the course of hedging their positions. The selling security holders may also sell the Notes or common stock short and deliver Notes or common stock to close out short positions, or loan or pledge Notes or common stock to broker-dealers that in turn may sell the Notes or common stock.

    To our knowledge, there are currently no plans, arrangement or understandings between any Selling Security Holders and any underwriter, broker-dealer or agent regarding the sale of the Notes or common stock by the selling security holders. Selling security holders may not sell any or all of the Notes or the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the Notes or common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol
"AMKR."

    There can be no assurance that any selling security holder will sell any or all of the Notes or common stock pursuant to this prospectus. In addition, any Notes or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes or common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes or common stock to engage in market-making activities with respect to the particular Notes or common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Notes or common stock and the ability of any person or entity to engage in market-making activities with respect to the Notes or common stock.

    Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

    The validity of the issuance of our securities offered by this prospectus will be passed upon for Amkor Technology, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The audited consolidated financial statements of Amkor Technology, Inc. and its subsidiaries as of December 31, 1999 and for the years ended December 31, 1998 and 1999, included in our Annual Report on Form 10-K incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants. In their report, that firm states that with respect to the investment in ASI and with respect to Amkor Technology Korea, Inc. ("ATK"), one of our wholly-owned subsidiaries, its opinion is based on the report of Samil Accounting Corporation.

    On September 11, 2000, we dismissed Arthur Andersen LLP as our independent public accountants. We engaged PricewaterhouseCoopers LLP as our new independent public accountants as of September 18, 2000.

    The consolidated financial statements of Amkor Technology, Inc. and its subsidiaries as of and for the year ended December 31, 2000, included in our Annual Report on Form 10-K incorporated by reference in this prospectus, except as they relate to Amkor Technology Philippines (P1/P2), Inc. and Amkor Technology Philippines (P3/P4), Inc. (both wholly-owned subsidiaries of ours), have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Amkor Technology Philippines (P1/P2), Inc. and Amkor Technology Philippines (P3/P4), Inc., by SyCip Gorres Velayo & Co., as stated in their report which is included in our Annual Report on Form 10-K, incorporated by reference in this prospectus.

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